Exhibit 99.1

FOR:	BIO-REFERENCE LABORATORIES, INC.

CONTACT:	Delores Bowman
Acting Investor Relations Coordinator
(201) 791-2600
(201) 791-1941 (fax)
dbowman@bioreference.com

BIO-REFERENCE LABORATORIES, INC. ANNOUNCES RECORD REVENUES AND EARNINGS FOR FOURTH QUARTER AND FOR FULL FISCAL YEAR DESPITE EFFECTS OF HURRICANE SANDY

Despite the effects of Hurricane Sandy, the Company had a record fourth quarter

ELMWOOD PARK, NJ (December 6, 2012) (except for per share data or where otherwise noted, numbers are in thousands) Bio-Reference Laboratories, Inc. (NASDAQ: BRLI) announces best-ever quarterly and annual fiscal year results for revenues and earnings.  The Company recorded Q4FY12 revenues of $176,052, the strongest quarterly revenues in corporate history (despite Management’s estimate that revenues were diminished by more than $5,000 due to the effects of the hurricane in the quarter) and an increase of 16% over the $151,297 recorded in Q4FY11 (estimated by Management to be about 19% without the effects of the Hurricane). Net income before taxes in Q4FY12 totaled $22,966; an increase of 22% compared with net income before taxes of $18,854 in Q4FY11. Net income after tax for Q4FY12 totaled $12,889 or $.46 per share as compared with $10,476 or $.37 per share in the corresponding quarter in FY11. While the Company posted very strong results, Management believes that its earnings per share would have been approximately $.06 higher, or $.52 per share, absent the effect of Hurricane Sandy in late October.  Gross profits on revenues for the current quarter were $87,245 resulting in a margin for gross profit on revenues of 50%, versus the $74,913 reported for the prior fiscal year fourth quarter, also resulting in a margin of 50%.  Revenue per patient for Q4FY12 was $85.83, an increase of 4% from the $82.35 reported for the same quarter of the prior fiscal year. The number of patients served increased 12% to 2,039 (estimated 15% and 2,100 without the Hurricane effect) in the current quarter from the prior year fourth quarter total of 1,822.  Esoteric business for the Company was 61% of revenues for the fourth quarter of the current fiscal year and Days Sales Outstanding (DSO) was at 80 days.  Cash flow from operations for the current quarter exceeded $16,000.

On October 29, 2012, the New York area was battered by Hurricane Sandy.  The storm devastated homes, businesses and property throughout the area and caused massive power outages as well as the shut down of airports and river crossings and limited travel over local highways.  Despite the impact of the storm in the area, the Company had no shut down whatsoever of laboratory operations.  Revenues were impacted by the shutdown of businesses in the area and the difficulties in moving samples into the area.  However, all samples received by the laboratory were processed and results delivered.  Impact was greatest from midday on 10/29/12 as the hurricane approached the area through Wednesday night when order began to be restored to the area.  Based on actual revenues and expenses from the period immediately preceding the storm as well as the analysis of the period following the storm, Management has calculated the Q4FY12 losses resulting from the storm at $5,126 in revenue and $.06 EPS; Management has likewise estimated the Q1FY13 reduction to net income to be in the range of $.03- $.05 EPS as the ongoing impact on both providers and patients continued in the aftermath of the storm, and will be further delineated once the entire first quarter is reviewed in its entirety.

Full year revenues increased to $661,661 an increase of 18% over revenues of $558,642 in the prior fiscal year (based on the storm calculations above, Management estimates, this would have been a 19% increase for the year without the effects of Hurricane Sandy).  Net income after taxes for the current year was $42,156 resulting in an EPS of $1.51; this was an increase of 29% from the prior fiscal year pro forma net income after taxes of $32,627, which resulted in an EPS of $1.16  (pro forma for FY2011 excludes the impact of tax refunds and a loss from the sale of an aircraft).  The Company reported gross profit on revenues for the 2012 fiscal year of $324,017, resulting in a margin for gross profit on revenues of 49% compared to the prior year same period of $270,789 which resulted in a margin of 48%.  The number of patients served increased 16% to 7,801 in the fiscal year from the prior fiscal year total of 6,739.  Cash flow from operations for the year was about $53,000, the best ever in the Company’s history.

The Company further noted that its 2011 Stock Repurchase Resolution to buyback up to 1,000,000 shares of its common stock expired on October 31, 2012.  Under this plan the Company repurchased 285,450 shares. The Company announced today that its board of directors has approved a new Stock Repurchase Program authorizing the buyback of up to 714,550 shares of its Common Stock in the over-the-counter market at prevailing market prices through October 31, 2013.

Marc D. Grodman, MD, CEO, commented: “Hurricane Sandy wreaked devastation along the eastern coastal states in late October and has had a lasting effect on the lives of many people. It is virtually impossible to discuss our fourth quarter without addressing the effect of the hurricane; however throughout these tumultuous, challenging times, the extraordinary growth of BioReference remains indisputable. This is our 19th year of 20% compound annual growth and, like other years, our growth was wholly organic and across all business units.  We are a specialized national laboratory that offers one stop shopping to specialty physicians.  We are a full service regional laboratory in the Northeast/Mid-Atlantic region with an impressive menu of managed care contracts. We have outstanding academic associations and cutting edge expertise in the most relevant areas of testing today, including genetics, oncology and Women’s Health. This defines us as an enterprise.  GeneDx, our genetic sequencing laboratory, has shown strong growth, as strong as any part of BioReference, but the expertise we have gained at GeneDx has had immeasurable value in our other testing areas, such as in oncology and Women’s Health. In conjunction with our expertise in Oncology through GenPath, our connectivity solution, CareEvolve, which is being utilized in nearly 200 installations around the country, has enabled us to introduce StormPath.  StormPath is an innovative virtual pathology system that allows us to work in partnership with hospital-based pathologists around the country. We are also sequencing solid tumors in a cost effective manner to allow patients to identify their eligibility for clinical trials when the information can be most effective; providing exome sequencing for children who need a diagnosis when all other avenues have been exhausted; delivering unquestioned leadership in Cardiac Genetics. GenPath Women’s Health has been successful not because it is built on one test but because we understand that to assume leadership in this area we must offer cutting edge solutions in all clinically relevant areas for all Obstetricians and Gynecologists including Women’s cancer, Women’s infectious diseases and Pre-Natal genetics.

Dr. Grodman further noted: “There are two issues that I want to specifically address with regard to reimbursement.  On November 1, 2012, Medicare (CMS) announced the physician fee schedule that will be in effect for calendar year 2013 for Medicare reimbursement.  While there were several adjustments throughout the fee schedule that may affect laboratories, the Company has determined that the effect of the changes to BRLI will not be significant.  In particular, while the Company bills CPT Code 88305 in some of its testing procedures, the decrease in the reimbursement for this code will have an overall de minimis effect; based on 2012 billings, the Company’s total 88305 billings to Medicare were less than seven tenths of one percent of total billings and the reduction to net income in 2012 based on the 2013 rates would have been just under two tenths of one percent of net income. In addition to the physician fee schedule, CMS has announced that it will be formalizing and setting rates on a little over 100 procedures that fall under the category of molecular diagnostics.  The Company has analyzed the molecular pathology codes that will be included in this category and has determined that the overall revenue that it receives for the subject codes is less than 3% of total revenues.  Many of the associated codes are already paid under contract or by third party payers and will not be affected by Medicare changes.  The Company has always implemented conservative billing policies in seeking reimbursement for these tests and does not expect any significant impact from the reimbursement changes that will probably take effect for these molecular diagnostic tests.”

Dr. Grodman completed his comments by stating: “Last year we continued our guidance, which has been consistent for quite some time. We still believe that we will increase net revenues by greater than 15%. We continue to estimate that we will grow net income by around 20%. The only proviso to that is we still have not accounted for the full impact of Hurricane Sandy. We will remain focused on our future growth and performance and providing the best results for our shareholders, physician clients and the patients they serve.”

The Company’s year-end earnings conference call has been scheduled to take place this morning, December 7, 2012 at 10:30 a.m. Eastern Standard Time.  The live audio Web cast will be available at the Company’s corporate Web site, www.bioreference.com and through www.streetevents.com.  To listen to the call please go to either Web site ten minutes before the conference call is scheduled to begin. You will need to register as well as download and install any necessary audio software. The Web cast will be archived, on both Web sites, for 30 days following the call.

About BioReference Laboratories, Inc.

BRLI is a clinical testing laboratory offering testing, information and related services to physician offices, clinics, hospitals, employers and governmental units.  We believe that we are the fourth largest full-service laboratory in the United States and the largest independent regional laboratory in the Northeastern market.  BRLI offers a comprehensive list of laboratory testing services utilized by healthcare providers in the detection, diagnosis, evaluation, monitoring and treatment of diseases.  BRLI primarily focuses on esoteric testing, molecular diagnostics, anatomical pathology, women’s health and correctional health care.

Bio-Reference Laboratories, Inc.

Statements of Operations

(Dollars in Thousands Except Per Share Data)

(Unaudited)

	Three Months Ended
	October 31,
	2012	2011
Net Revenues	$176,052	$151,297
Cost of Sales	88,807	76,384
Gross Profit on Revenues	87,245	74,913
General and Administrative	63,842	55,578
Operating Income	23,403	19,335
Other Expense, Net	437	481
Income Before Taxes	22,966	18,854
Taxes	10,077	8,378
Net Income	12,889	10,476
Income Per Share	$0.47	$0.37
Number of Shares	27,704,715	27,948,567
Income Per Share (Diluted)	$0.46	$0.37
Number of Shares (Diluted)	27,906,191	28,138,047

	Twelve Months Ended
	October 31,
	2012	Pro Forma 2011***	Actual 2011
Net Revenues	$661,661	$558,642	$558,642
Cost of Sales	337,644	287,853	287,853
Gross Profit on Revenues	324,017	270,789	270,789
General and Administrative	247,886	211,015	211,015
Operating Income	76,131	59,774	59,774
Other Expense, Net	1,615	1,584	(5,072)
Income Before Taxes	74,516	58,190	64,846
Taxes	32,360	25,563	28,487
Net Income	42,156	32,627	36,359
Income Per Share	$1.52	$1.17	$1.30
Number of Shares	27,742,257	27,971,100	27,971,100
Income Per Share (Diluted)	$1.51	$1.16	$1.29
Number of Shares (Diluted)	27,920,920	28,207,358	28,207,358

***Pro Forma excludes gain from NJ Tax Refund, loss from sale of aircraft and NY State Tax refund.

Bio-Reference Laboratories, Inc.

Balance Sheets

(Dollars in Thousands)

	October 31,	October 31,
	2012	2011
Cash & Cash Equivalents	$24,665	$22,013
Accounts Receivable (Net)	153,247	148,060
Plant, Property & Equipment (Net)	50,440	43,567
Intangible Assets (Net)	29,731	30,312
Other Assets	54,264	39,307
Total	$312,347	$283,259

Accounts Payable	$41,288	$38,612
Revolving Note	(478)	18,632
Long-Term Debt	18,047	15,250
Other Liabilities	26,243	20,998
Shareholder’s Equity	227,247	189,767
Total	$312,347	$283,259

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Statements included in this release that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements”. Statements looking forward in time are included in this release pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein.

www.bioreference.com